EXHIBIT 99.3



                                                                        o, 2002


                            EXCHANGE AGENT AGREEMENT

Bank One Trust Company, N.A.
One North State Street
Ninth Floor
Chicago, Illinois 60602
Attention: Exchanges

Ladies and Gentlemen:

     H. J. Heinz Finance Company, a Delaware corporation (the "Company"), proposes to make an offer (the "Exchange Offer") to exchange up to $o,000,000 principal amount of its o% guaranteed notes due 20__, (the "New Notes") for a like principal amount of its outstanding o% guaranteed notes due 20__ (the "Old Notes"). The terms and conditions of the Exchange Offer are set forth in a prospectus (the "Prospectus") included in the Company's registration statement
on Form S-4 (File No. 333-     ), as it may be amended from time to time (the
"Registration Statement"), filed with the Securities and Exchange Commission, and proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Notes." Capitalized terms used herein and not defined shall have the respective meanings ascribed to them in the Prospectus or accompanying Letter of Transmittal.

     The Company hereby appoints Bank One Trust Company, N.A. to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to Bank One Trust Company, N.A..

     The Exchange Offer is expected to be commenced by the Company on or about o, 2002. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, either the Letter of Transmittal or the Automated Tender Offer Program ("ATOP") system) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered.

     The Exchange Offer shall expire at 5:00 P.M., New York City time, on o, 2002, or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you at or before 5:00 P.M., New York City time, on the previously scheduled Expiration Date.

     The Company expressly reserves the right, in its sole discretion, to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange. The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth to be performed by the Exchange Agent in the section of the Prospectus captioned "The Exchange Offer," in the Letter of Transmittal accompanying the Prospectus or as specifically set forth herein; provided, however, that in no way will your general


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duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing. As soon as practicable after commencement of the Exchange Offer, the Exchange Agent will mail to each Holder (as defined in the Indenture), and to each DTC participant identified by DTC as a holder of any Old Notes (i) a Letter of Transmittal with instructions (including instructions for completing a substitute Form W-9, (ii) a Prospectus and (iii) a Notice of Guaranteed Delivery all in accordance with the procedures described in the Prospectus. The Company shall supply the Exchange Agent with sufficient copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery to enable Exchange Agent to perform its duties hereunder. Company shall also furnish or cause to be furnished to the Exchange Agent a list of holders of the Old Notes (including a beneficial holder list from DTC, certified Old Notes numbers and amounts, mailing addresses, and social security numbers), unless waived by the Exchange Agent.

     2. You will establish an account with respect to the Old Notes at The Depository Trust Company ("DTC") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC's systems may, until the Expiration Date, make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into your account in accordance with DTC's procedures for such transfer. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof) or an agent's message, properly completed and duly executed or authenticated, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Letter of Transmittal must be complied with.

     3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (and confirmation of book-entry transfers of Old Notes into your account at DTC) and any other documents delivered or mailed to you by or for holders of the Old Notes, to ascertain whether: (i) the Letters of Transmittal, certificates and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such Book-Entry Confirmations are in due and proper form and contain the information required to be set forth therein, (ii) the Old Notes have otherwise been properly tendered, (iii) the Old Notes tendered in part are tendered in denominations of $1,000 and integral multiples thereof, and (iv) holders have provided their taxpayer identification number ("TIN") or required certification. In each case where the Letter of Transmittal or any other document has been improperly completed or executed, or where Book-Entry Confirmations are not in due and proper form or omit certain information, or where any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     4. With the approval of the President, any Vice President or the Secretary of the Company (such approval, if given orally, to be confirmed in writing) or any other person designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer. You are authorized to process withdrawals to the extent permitted by the Exchange Offer.

     5. At the written request of the Company or its counsel, you shall notify tendering holders of Old Notes in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Old Notes to the persons entitled thereto, at the request and expense of the Company.

     6. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer," and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 6, Old Notes which the President, any Vice President or the Secretary of the Company or any other person designated by any such person shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing). New Notes are to be issued in exchange for Old Notes pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 1 of the Letter of Transmittal, within three New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with


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


executed Letters of Transmittal and any other documents required by the Exchange Offer or (ii) in the event that the holder is a participant in DTC's system, by the utilization of DTC's ATOP and receipt of any evidence required by the Exchange Offer.

     7. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

     8.   You shall accept tenders:

          (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including those regarding any applicable transfer taxes, are fulfilled.

     You shall accept partial tenders of Old Notes when so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the registrar for the Old Notes (the "Security Registrar") for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be canceled. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the Old Notes tendered promptly after notice (such notice, if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (except as described in the section of the Prospectus captioned "The Exchange Offer--Procedures for Tendering") and any other required documents. Unless otherwise instructed by the Company, you shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

     10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

     11. The Company shall not be required to accept for exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to accept for exchange any Old Notes tendered shall be given (and confirmed in writing) by the Company to you.

     12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return the certificates for those unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them (or effected such book-entry transfer).


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     13. All certificates for reissued Old Notes, unaccepted Old Notes or for
New Notes (other than those effected by book-entry transfer) shall be forwarded by (a) first-class certified mail, return receipt requested, under a blanket surety bond obtained by you protecting you and the Company from loss or liability arising out of the nonreceipt or nondelivery of such certificates or
(b) by registered mail insured by you separately for the replacement value of each of such certificates.

     14. As soon as practicable after the Expiration Date, you shall arrange for cancellation of the Old Notes submitted to you or returned by DTC in connection with the ATOP. Such Old Notes shall be cancelled and retired by you pursuant to your standard procedures unless otherwise instructed by the Company (or a representative designated by the Company) in writing.

     15. You are not authorized to pay or offer to pay any concessions, commissions or other solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

     16.  As Exchange Agent hereunder, you:

          (a) shall have no duties or obligations other than those specifically set forth or incorporated specifically by reference in this Agreement or as may be subsequently agreed to in writing by you and the Company;

          (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates for the Old Notes deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or the New Notes;

          (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          (d) may reasonably rely upon and shall be protected in acting in reliance upon any written or electronic certificate, instrument, opinion, notice, letter or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed or authenticated by the proper party or parties;

          (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          (f) may rely upon and shall be protected in acting upon written or oral instructions from any officer of the Company as set forth herein;

          (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities, and the written advice of such counsel, or the written opinion of counsel to the Company, shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written advice or opinion of such counsel; and

          (h) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of Old Notes or as to the market value of, or the decline or appreciation in market value of, any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the New Notes;


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


provided, however, that in no way will your general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing.

     17. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as described in the Prospectus) or such other forms as may be approved from time to time by the Company to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided, that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

     18. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to Leonard A. Cullo, Jr., President of the Company (telephone number 412-456-7856, facsimile number 412-456-6015) and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested), up to and including the Expiration Date, as to the number and aggregate principal amount of Old Notes which have been duly tendered pursuant to the Exchange Offer and the items received by you pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. Such reporting shall be substantially in the form of Exhibit A hereto. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons designated by the Company upon oral request made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer, including the identity of the holders of Old Notes who have not tendered such Old Notes as of the date such request was made. You shall prepare a final list of all persons whose tenders were accepted, the number and aggregate principal amount of Old Notes tendered, the number and aggregate principal amount of Old Notes accepted and the identity of any Participating Broker-Dealers and the number and aggregate principal amount of New Notes delivered to each, and deliver said list to the Company. Within five Business Days after the Expiration Date.

     19. Letters of Transmittal, Book-Entry Confirmations and Notices of Guaranteed Delivery received by you shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities, or one year, whichever is longer, and thereafter shall be disposed by you in accordance with your standard procedures unless required to be delivered by you to the Company. You shall dispose of unused Letters of Transmittal and other surplus materials, upon consultation with the Company, in accordance with your customary procedures.

     20. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan, credit or other agreement with you or for compensation owed to you hereunder or under any other agreement.

     21. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation, and reimbursement of your expenses, including counsel fees and disbursements, as separately agreed in writing with the Company as set forth on the Schedule attached hereto.

     22. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.


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


     23. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses arising out of or in connection with your appointment as Exchange Agent hereunder, including but not limited to any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile which is confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate, at its own expense, in the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any pending or threatened action against you in respect of which indemnification may be sought hereunder, in which case the Company shall not thereafter be responsible for the subsequently incurred fees and disbursements of legal counsel for you under this paragraph so long as the Company shall retain counsel reasonably satisfactory to you to defend such suit; provided, however, that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both you and the Company and representation of both parties by the same legal counsel would, in the written opinion of your counsel, be inappropriate due to actual or potential conflicting interests between you and the Company. You understand and agree that the Company shall not be liable under this paragraph for the fees and expenses of more than one legal counsel for you.

     24. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing TINs, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required, in certain instances, to make deductions of thirty-one percent (31%) with respect to interest paid on the New Notes and proceeds from the sale, exchange, redemption or retirement of the New Notes at the rates specified in the Internal Revenue Code of 1986, as amended, from holders who have not supplied their correct TINs or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

     25. You shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of Old Notes and, upon receipt of a written approval from the Company, shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Notes; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     26. THIS AGREEMENT AND YOUR APPOINTMENT AS EXCHANGE AGENT HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, AND WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

     27. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and its successor and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no holder of Old Notes or New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


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     28. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement.

     29. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     30. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

     31. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

     If to the Company, to:

          H.J. Heinz Finance Company
          600 Grant Street
          Pittsburgh, Pennsylvania, 15219
          Telephone: (412) 456-5700
          Telecopy: (412) 456-6102
          Attention: Loretta Lobes

     with a copy to:

          Sarah Beshar, Esq.
          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, NY 10017
          Telecopy (212) 450-4800

     If to the Exchange Agent, to:

          Bank One Trust Company, N.A.
          One North State Street
          Ninth Floor
          Chicago, Illinois 60602
          Telephone: 800-524-9472
          Telecopy: 312-407-8853
          Attention: Exchanges

     32. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, paragraphs 19, 21, 23 and 25 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for New Notes, funds or property then held by you as Exchange Agent under this Agreement.

     33.  This Agreement shall be binding and effective as of the date hereof.


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


     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                              H.J. HEINZ FINANCE COMPANY


                                              By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

Accepted as of the date first above written:

BANK ONE TRUST COMPANY, N.A.,
AS EXCHANGE AGENT


By:
   ------------------------------------------
   Name:
   Title:


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                                                                      Exhibit A



                                                      Date:____________________


H. J. Heinz Finance Company
600 Grant Street
Pittsburgh, PA 15219
BY FAX: (412) 456-[        ]


     Re: Notice of Tenders - ___% Guaranteed Notes due 20__ (the "Old Notes")

     With respect to Section 18 of the Exchange Agent Agreement, dated as of _________ __, 200_, we confirm the following information as of the date hereof:


     1. Principal amount of Old Notes tendered during Principal amount of Old Notes tendered during the past week: $____________________

     2. Principal amount of Old Notes referred to in paragraph 1. above regarding which Exchange Agent questions validity of the tender:
          $____________________

     3. Aggregate principal amount of Old Notes tendered since the Effective Date as to which Exchange Agent questions the validity of the tender:
          $___________________.

     4. Principal amount of Old Notes remaining unpresented (based on $___,000,000 total Old Notes): $__________________

     5. Total aggregate principal amount of Old Notes validly tendered since the Effective Date: $_____________________


                                  Bank One Trust Company, National Association, as Exchange Agent


                                  By: _________________________________________
                                      Name:
                                      Title: